BKD
CPAs & Advisors

1201 Walnut Street, Suite 1700 | Kansas City, MO 64106-2246
816.221.6300 | Fax 816.221.6380 | bkd.com

Consent of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee
CrossFirst Bankshares, Inc.
Leawood, Kansas

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CrossFirst Bankshares, Inc. (the "Company"), of our report dated March 10, 2020, on our audits of the consolidated financial statements of the Company as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019.

BKD, LLP

Kansas City, Missouri
July 2, 2020